Exhibit 99.1

Case Name: Interstate Bakeries
Corporation & All Subsidiaries		Case No: 04-45814-jwv-11

Consolidated Monthly Operating Report Summary
For The Four Weeks Ended and as of December 15, 2007
REVENUE
Gross Income			$197,537,517
Less Cost of Goods Sold			97,958,764
Ingredients, Packaging & Outside Purchasing	$53,069,341
Direct & Indirect Labor	34,155,326
Overhead & Production Administration	10,734,097
Gross Profit			99,578,753

OPERATING EXPENSES
Owner - Draws/Salaries	-
Selling & Delivery Employee Salaries	46,431,759
Advertising and Marketing	2,967,955
Insurance (Property, Casualty, & Medical)	11,771,927
Payroll Taxes	4,141,865
Lease and Rent	2,877,206
Telephone and Utilities	1,231,142
Corporate Expense (Including Salaries)	7,257,400
Other Expenses	28,595,746	(i)
Total Operating Expenses			105,275,000
EBITDA			(5,696,247)
Restructuring & Reorganization Charges	3,322,306	(ii)
Depreciation and Amortization	5,226,944
Abandonment	1,410,558
Property & Equipment Impairment	-
Other (Income)/Expense	46,654
Gain/Loss Sale of Prop	-
Interest Expense	3,625,943
Operating Income (Loss)			(19,328,652)
Income Tax Expense (Benefit)	(390,774)
Net Income (Loss)			$(18,937,878)

CURRENT ASSETS
Accounts Receivable at end of period			$128,026,608
Increase (Decrease) in Accounts Receivable for period			(6,853,862)
Inventory at end of period			52,584,248
Increase (Decrease) in Inventory for period			(1,228,467)
Cash at end of period			51,664,245
Increase (Decrease) in Cash for period			(6,775,026)
Restricted Cash			19,195,734	(iii)
Increase (Decrease) in Restricted Cash for period			39,492

LIABILITIES
Increase (Decrease) Liabilities Not Subject to Compromise			(1,783,753)
Increase (Decrease) Liabilities Subject to Compromise			295,574
Taxes payable:
Federal Payroll Taxes	$4,321,827
State/Local Payroll Taxes	4,597,348
State Sales Taxes	642,794
Real Estate and
Personal Property Taxes	6,644,655
Other (see attached supplemental schedule)	3,713,360
Total Taxes Payable			19,919,984

See attached supplemental schedule for footnoted information.

IBC
Other Taxes Payable - Supplemental Schedule
for period ended
December 15, 2007

Description	Amount

Use Tax	$549,894
Accr. Franchise Tax	1,569,892
Other Taxes	1,593,574

Total Other Taxes Payable	$3,713,360

7th period
(i) Other Expenses included the following items:
Employee benefit costs	12,473,553
Facility costs (excluding lease expense)	1,083,042
Distribution/transportation costs	11,929,844
Local promotional costs	976,486
Miscellaneous	2,132,821
$28,595,746

(ii) Restructuring and reorganization expenses for the period included:
Restructuring expenses
(Gain)/loss on sale of assets	0
Employee Costs	59,000
Other	272,044
Reorganization expenses
Professional fees	2,888,966
Interest income	(175,836)
Adjustments to lease rejection expense	278,132
KERP & restructuring bonus plans	0
(Gain)/loss on sale of assets	0
$3,322,306

(iii) Restricted cash represents cash held as collateral pursuant to IBC's debtor-in-possession credit facility.

Note: Capital expenditures for the period totaled approximately $1.4 million.

EXPLANATORY NOTES TO THE INTERSTATE BAKERIES CORPORATION
CONSOLIDATED MONTHLY OPERATING REPORT
DATED AS OF DECEMBER 15, 2007

1.
This consolidated Monthly Operating Report (MOR), reflecting results for the four-week period ended December 15, 2007 and balances of and period changes in certain of the Company’s accounts as of December 15, 2007, is unaudited. This MOR should be read together and concurrently with the Company’s second quarter 2008 Form 10-Q that was filed with the SEC on December 20, 2007 and the Company’s Annual Report on Form 10-K for fiscal 2007 filed with the SEC on August 16, 2007 for a comprehensive description of our current financial condition and operating results. This MOR is being provided to the Bankruptcy Court and the U.S. Trustee pursuant to requirements under Local Rule 2015-2 C.

2.
This MOR is not audited and will not be subject to audit or review by our external auditors on a stand-alone basis at any time in the future.  This MOR does not include certain quarterly and year-to-date adjustments reflected upon review of major asset and liability accounts prior to the Company’s filing of its quarterly and annual financial statements with the SEC.

Due to the timing impact of the foregoing, results for this period as presented in the MOR are not necessarily indicative of the actual results for the period if all such matters were allocated to all periods in the quarter or year.  Accordingly, each period reported in the MORs should not be viewed on a stand-alone basis, but rather in the context of previously reported financial results, including the Company’s SEC filings.

3.
This MOR is presented in a format providing information required under local rule and incorporating measurements used for internal operating purposes, rather than in accordance with accounting principles generally accepted in the United States of America (GAAP) for interim financial information. This MOR does not include certain financial statements and explanatory footnotes, including disclosures required under GAAP.

4.
As of December 15, 2007 the Company had not borrowed under its $200 million debtor-in-possession credit facility, which is subject to a borrowing base formula based on its level of eligible accounts receivable, inventory, certain real property and reserves.  The credit facility was utilized to support the issuance of letters of credit primarily in support of the Company’s insurance programs.  As of December 15, 2007 there were $122.1 million of letters of credit outstanding under the debtor-in-possession credit facility. The amount of the credit facility available for borrowing was $52.8 million as of December 15, 2007.  In addition to the borrowing base formula, each borrowing under the debtor-in-possession credit facility is subject to its terms and conditions, including the absence of an event of default thereunder.  (See Note 8 and 20 to the Company’s financial statements included in its Form 10-Q for the second fiscal quarter of 2008 ended November 17, 2007 for additional information.)